                                   EXHIBIT 11


                           Rx MEDICAL SERVICES CORP.
                   Computation of Primary Earnings Per Share
                                   (Unaudited
          (Dollars and shares in thousands, except per share amounts)


                                             Three Months Ended March 31,
                                                  1997            1996
                                             -------------    ------------
INCOME:
  Loss from continuing operations            $      (2,106)   $     (1,449)
  Gain from discontinued operations                     27               -
                                             -------------    ------------
  Net loss                                   $      (2,079)   $     (1,449)
                                             =============    ============

COMMON SHARES:
  Average common shares and
   common share equivalents                          9,164           8,539
                                             =============    ============

LOSS PER SHARE:
  Loss from continuing operations            $        0.23    $      (0.17)
  Loss from discontinued operations                      -               -
                                             -------------    ------------
  Net loss                                   $        0.23    $      (0.17)
                                             =============    ============

















                                    15 of 15